EXHIBIT 23.1

HARPER & ASSOCIATES, INC.
6815 MANHATTAN BLVD., STE 201
FORT WORTH, TX 76120
817-457-9555
F 817-457-9569

March 25, 2013

To Whom It May Concern

As an independent engineering consultant, I hereby consent to the use of my report entitled “Delta Oil & Gas, Inc., SEC Reserve Evaluation” on properties located in Garvin County, Oklahoma as of December 31, 2012”, dated March 13, 2013 and data extracted there from (and all references to my Firm) included in or made a part of the Annual Report on Form 10-K for the year ending December 31, 2012 to be filed by Delta Oil & Gas, Inc. with the SEC.

Name:  G. Michael Harper
Title:    P.E., Consulting Engineer License Number 34481.

Signed: /s/  G. Michael Harper
                     G. Michael Harper

Fort Worth, Texas
G. Michael Harper
President